Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130094
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED DECEMBER 2, 2005
2,778,375 Shares
TRM CORPORATION
Common Stock

This prospectus supplement supplements information contained in the prospectus within the registration statement filed on December 2, 2005 covering resale by selling shareholders of 2,778,375 of our common shares that were initially sold in a private placement transaction on October 5, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below:

	Common Shares Beneficially		Number of	Common Shares Beneficially
	Owned Prior to Offering		Shares of	Owned after Offering
			Common Stock
			Registered for
Name of Selling Shareholder	Number	Percentage[1]	Resale	Number	Percentage[1]
Bay Pond Partners, L.P.[2]	329,599	2.0%	115,000	214,599	1.3%
Bay Pond Investors (Bermuda), L.P.[3]	249,599	1.5%	35,000	214,599	1.3%
Perry Partners, L.P.[4]	282,262	1.7%	256,000	26,262	*
Perry Partners International, Inc.[5]	598,327	3.6%	544,000	54,327	*

The date of this prospectus supplement is January 31, 2006.

*	Less than one percent of the common shares outstanding as of December 29, 2005.

[1]	The percentage of shares of common stock beneficially owned by each named selling stockholder is based on the 16,761,059 shares of common stock that were issued and outstanding as of December 29, 2005, and determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose.

[2]	Bay Pond Partners, L.P.’s share ownership is as of January 27, 2006.

[3]	Bay Pond Investors (Bermuda), L.P.’s share ownership is as of January 27, 2006.

[4]	Perry Partners, L.P.’s share ownership is as of January 9, 2006.

[5]	Perry Partners International, Inc.’s share ownership is as of January 9, 2006.